MARCUM
ACCOUNTANTS ▲ ADVISORS

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM'S CONSENT

We consent to the inclusion in this Offering Statement of New You, Inc. on Form 1-A, Amendment No. 1, File No. 024-11562, of our report dated April 7, 2021, which includes an explanatory paragraph as to the Company's ability to continue as a going concern, with respect to our audits of the consolidated financial statements of New You, Inc. as of December 31, 2020 and 2019 and for the years ended December 31, 2020 and 2019, which report appears in the Offering Circular, which is part of this Offering Statement. We also consent to the reference to our Firm under the heading "Experts" in such Offering Circular.

Marcum LLP

Marcum LLP
Costa Mesa, CA
October 8, 2021

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